ASSET PURCHASE AGREEMENT

          THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement") dated as of January 28, 1995, by and between LEVI'S ONLY STORES, INC., a Delaware corporation ("LOS"), and DESIGNS, INC., a Delaware corporation ("Designs"). Designs and LOS are sometimes referred to individually as a "Party" and together as the "Parties".

                       B A C K G R O U N D

          Designs operates a retail store in the Cambridgeside
Mall in Cambridge, Massachusetts (the "Store"). The Store, called the "Dockers(R) Shop", sells Dockers(R) products. Designs and LOS desire that LOS acquire the Store on the terms and conditions set forth in this Agreement.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

                            ARTICLE 1
                           DEFINITIONS

     1.1  Definitions

          When used with initial capital letters in this Agreement, the following terms have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person.

          "Asset Statement" has the meaning set forth in
Section 2.5 of this Agreement.

          "Base Rate" means the "base" or "reference" rate of interest quoted, from time to time, by Bank of America, N.T. & S.A. at its headquarters in San Francisco, California. Any interest rate specified in this Agreement based upon the "Base Rate" shall be adjusted, from time to time, whenever the Base Rate changes. However, under no circumstances shall the Base Rate at any time exceed the maximum rate permitted by applicable law.

          "Closing" means the signing and delivery of the Transaction Documents.

          "Closing Date" means the date the Closing takes place.

          "Contracts" has the meaning set forth in Subsection 2.1(c) of this Agreement.

          "Control", as applied to any Person, means (and the terms "Controls", "Controlling", "Controlled by" and "under common Control with" refer to) the direct or indirect ownership of stock or other equity interests, or contract or other rights, in any such case entitling their holder to elect at least
50 percent of the directors or similar functionaries of that Person.

          "Covered Employees" has the meaning set forth in
Section 4.9 of this Agreement.

          "Damages" means all losses, liabilities, damages, deficiencies, judgments, assessments, interests, penalties, fines, costs and expenses (including, without limitation, fees, disbursements and other charges of attorneys, accountants, consultants, experts and other professionals and irrespective of whether any underlying liability is established). However, "Damages" shall not include any punitive, exemplary or similar damages, it being understood that punitive, exemplary and similar damages shall not be recoverable for any breach of this Agreement.

          "Lien" means any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, claim, easement, right of way, covenant, restriction, leasehold interest or other right of any kind of any Person in or with respect to any property.

          "LS&CO." means Levi Strauss & Co., a Delaware corporation.

          "Person" means any individual or entity including, without limitation, any government body.

          "Purchase Price" has the meaning set forth in Section
2.3 of this Agreement.

          "Store Assets" has the meaning set forth in Sections 2.1 and 2.2 of this Agreement.

          "Store" has the meaning set forth in the "Background" paragraph of this Agreement.

          "Transaction Documents" means this Agreement and all other documents, certificates and instruments signed and delivered by one or both of the Parties in order to effect the Closing.

     1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined in this Agreement have the meanings assigned to them by generally accepted accounted principles.

                            ARTICLE 2
                      THE BASIC TRANSACTION

     2.1 Purchase and Sale. At the Closing, Designs shall sell and transfer to LOS, and LOS shall purchase from Designs, all of Designs' right, title and interest in and to the Store Assets.
The Store Assets consist of:

          (a) the lease agreement for the real estate occupied by the Store identified on Schedule 2.1 to this Agreement (the
"Lease");

          (b) all fixtures and tangible personal property owned by Designs and either located at the Store at the Closing or in any event normally located at the Store (including, for example, all furniture, equipment, inventory and copies, but not originals, of records) and

          (c) except as explained in Subsection 2.1(d), all rights that accrue after the Closing under all leases for fixtures and tangible personal property either located at the Store at the Closing or in any event normally located at the Store, and all rights that accrue after the Closing under all other contracts and understandings to which Designs is a party respecting any goods or services (for example, utilities) that are used or consumed at the Store (the Lease and such contracts and understandings being referred to collectively as the "Contracts"). The Contracts include, without limitation, all of Designs' rights under purchase orders for LS&CO. products designated for delivery to the Store on or after the Closing Date.

          (d) Notwithstanding Subsection 2.1(c), certain Contracts relate also to tangible personal property, other items or services that are used at stores owned or operated by Designs other than the Store. An example is the Contract or Contracts under which Designs purchases fire protection and HVAC maintenance services. Those Contracts shall not be assigned to, or assumed by, LOS. Instead LOS shall obtain substitutes for such Contracts to use in the operation of the Store.

Schedule 2.1 to this Agreement is a list of the Store Assets. However, Schedule 2.1 does not include items of owned tangible property and leases respecting tangible property that in either case had an original cost of less than $1,000. Because Designs prepared Schedule 2.1, any failure to identify any Store Assets on Schedule 2.1 shall not prejudice LOS' right to those assets.

     2.2 Excluded Assets. Despite Section 2.1, the Store Assets do not include:

          (a) cash, cash equivalents, accounts receivable, deposits, claims, rights to refunds, point-of-sale registers, printers, LED displays, backroom terminals, ticket machines, ticket stock, scanners and time clocks and

          (b) close-out, irregular and end-out-season product identified on Schedule 2.2 to this Agreement.

     2.3  Purchase Price.  The purchase price for the Store
Assets (the "Purchase Price") shall equal:

CPE  +  GFA  +  I  -  P  +  L

where

                 CPE  =  the capitalized pre-opening expenses of
                         the Store

                 GFA  =  the gross fixed assets of the Store as
                         of the opening of business on the
                         Closing Date (other than any fixed
                         assets that are Excluded Assets)

                   I  =  the inventories (not constituting
                         Excluded Assets) located at or already
                         ordered for the Store as of the opening
                         of business on the Closing Date that, as of that time, have not been sold by Designs but have been (or later are) paid for by Designs

                   P  =  the cumulative profit (if any) of the
                         Store from the date the Store was opened to the opening of business on the Closing Date

                   L  =  the cumulative losses (if any) of the
                         Store from the date the Store was opened to the Closing Date

Schedule 2.3 to this Agreement explains the manner in which the elements of this formula will be determined.

     2.4  Payment.  At the Closing, LOS shall pay Designs
$1,239,000 in cash. That figure represents the Parties' preliminary estimate of the Purchase Price. LOS shall wire that sum to an account designated by Designs.

     2.5 Adjustment. After the Closing, the Parties shall determine the exact Purchase Price as follows:

          (a) Within 60 days after the Closing, Designs shall deliver a statement to LOS setting forth all the figures needed to apply the formula in Section 2.3 (the "Asset Statement"). The Asset Statement shall be certified by Designs' Chief Financial Officer as having been prepared in accordance with generally accepted accounting principles but subject to the rules set forth on Schedule 2.3. Within 30 days after Designs delivers the Asset Statement, LOS shall (i) accept that statement or (ii) furnish Designs with a statement objecting to one or more of the figures in the Asset Statement and the basis for its objections and/or requiring that one or more of the figures in the Asset Statement be audited. If LOS does not respond within those 30 days, LOS shall be considered to have accepted the Asset Statement.
Designs shall furnish LOS and its representatives with all information reasonably requested by LOS or its representatives to enable them to assess the Asset Statement both during and after that 30-day period.

          (b) If LOS timely objects to any aspect of the Asset Statement or, in any event, LOS requests that one or more figures in the Asset Statement be audited, the open issues shall be resolved or the audit performed by an accounting firm jointly selected by the accounting firms normally used by LOS and Designs. The firm selected shall be instructed to resolve the matters in controversy within 30 days after it is selected or as soon thereafter as is reasonable. The Parties shall furnish that firm with all information it reasonably requests in order to perform its task and meet that schedule. That firm's resolution of the open issues shall bind both Parties. LOS shall pay the fees and expenses of that firm.

          (c) Within three days after the final Asset Statement has been completed (whether by acquiescence, negotiation or submission to the third accounting firm), LOS shall pay an additional amount to Designs or Designs shall refund an amount to LOS (whichever is appropriate) equal to the amount by which the Purchase Price shown on the final Asset Statement differs from the estimated amount that LOS paid to Designs at Closing under
Section 2.4. That payment or refund shall be accompanied by interest from the Closing Date to the date of the payment or refund calculated at the Base Rate.

     2.6 Assumptions. Subject to the accuracy of Designs' representations and warranties set forth in the first three sentences of Section 4.6 of this Agreement and except as set forth in Subsection 2.1(d), at the Closing, LOS shall assume Designs' obligations under each Contract, to the extent (but only to the extent) that those obligations accrue after the Closing.

     2.7 Gift Certificates and Credits. Before the Closing, Designs issued gift certificates and merchandise credits that are redeemable at the Store. A number of those certificates and credits are still outstanding. LOS shall honor those certificates and credits after the Closing. LOS shall periodically submit copies of those gift certificates and merchandise credits redeemed after the Closing to Designs or, instead, a statement listing the serial numbers and face amounts of those redeemed certificates and credits. Within ten days after each such submission, Designs shall pay LOS an amount equal to the total face amount of the redeemed certificates and credits that were the subject of that submission.

     2.8 No Other Assumptions. LOS shall not assume any obligations or liabilities of Designs, except as expressly provided in Sections 2.6 and 2.7. For example, Designs shall retain and discharge all obligations and liabilities associated with its employees, including all of its employees who are hired by LOS, for the period they were or are employed by Designs, including, without limitation, any and all obligations and liabilities for severance, vacation, personal time and sick time.

     2.9 Prorations. In order to implement this Article 2, Designs and LOS shall prorate, as between them, all expenses associated with the Store Assets and the operation of the Store. They shall do that as of the opening of business on the Closing Date. Examples are utilities, rent (including, for example, common area maintenance charges), insurance premiums (unless and to the extent LOS displaces existing coverage with other coverage), HVAC maintenance charges and security service charges. The prorations shall be based on the number of days elapsed during the relevant period that includes the Closing Date, unless such proration period would be manifestly unfair. An example of such "unfairness" would be a waterpipe break at the Store, two days after the Closing Date, that results in charges for one million gallons of water on the water bill for the Store for the period that includes the Closing Date. Under that circumstance, LOS would pay those incremental charges.

                            ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF LOS

          LOS represents and warrants to Designs that, except as shown on Schedule 3, as of the Closing:

     3.1 Organization and Authority. LOS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LOS has also qualified to conduct business or is in the process of qualifying to conduct business in the Commonwealth of Massachusetts. LOS has all requisite power and authority to enter into and perform the Transaction Documents. The signing, delivery and performance by LOS of the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of LOS. Each Transaction Document constitutes a valid and binding obligation of LOS enforceable against LOS in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance by LOS of each Transaction Document will not: (a) violate or conflict with any provision of LOS' Certificate of Incorporation or Bylaws,
(b) violate, conflict with or result in a breach or termination of any contract or other instrument to which LOS is a party or by which any of its assets is bound, (c) result in the creation of any Lien on any assets of LOS, (d) violate any judgment, order, injunction, decree or award that binds LOS or any of its assets or (e) constitute a violation of law.

     3.2 Consents and Approvals. Schedule 3.2 to this Agreement lists all consents and approvals of, and filings and registrations with, all Persons required in order for LOS to sign, deliver and perform the Transaction Documents. An example is consents from LS&CO.'s lenders. LOS has obtained all of those consents and approvals and made all of those filings and registrations.

     3.3 Litigation and Claims. Subject to Schedule 3.3, there is no suit, action, investigation or other proceeding pending or, to the best knowledge of LOS, threatened against LOS relating to any of the transactions contemplated by this Agreement.

     3.4 Brokers and Finders. Subject to Schedule 3.4, no broker, finder or other Person acting on behalf of LOS is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by this Agreement. Designs shall have no liability to any broker, finder or other Person, who may have acted on behalf of LOS, for any commission, fee or reimbursement in connection with the transactions contemplated by this Agreement.

                            ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF DESIGNS

          Designs represents and warrants to LOS that, except as shown on Schedule 4, as of the Closing:

     4.1 Organization and Authority. Designs is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Designs is also duly qualified to conduct business and is in good standing in the Commonwealth of Massachusetts. Designs has all requisite power and authority to lease and operate the Store, to carry on the business of the Store and to enter into and perform the Transaction Documents. The signing, delivery and performance by Designs of the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of Designs. Each Transaction Document constitutes a valid and binding obligation of Designs and is enforceable against Designs in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance by Designs of each Transaction Document will not:
(a) violate or conflict with any provision of Designs' Certificate of Incorporation or Bylaws, (b) violate, conflict with or result in a breach or termination of any contract or other instrument (including any Contract) to which Designs is a party or by which any of its assets (including any Store Assets) is bound, (c) result in the creation of any Lien on any assets of Designs (including any Store Assets), (d) violate any judgment, order, injunction, decree or award that binds Designs or any of its assets (including any Store Assets) or (e) constitute a violation of law.

     4.2 Consents, Permits and Approvals. Schedule 4.2 to this Agreement lists all consents, permits and approvals of, and filings and registrations with, all Persons required in order for Designs to sign, deliver and perform the Transaction Documents and to enable LOS to continue to conduct, at the Store after the Closing, the business that Designs conducted at the Store before the Closing. Examples are consents from landlords under the Lease, consents from other parties under other Contracts, consents from Designs' lenders, and transferred or reissued operating permits. Designs has obtained all of those consents, permits and approvals and made all of those filings and registrations.

     4.3 Litigation and Claims. There is no suit, action, investigation or other proceeding pending or, to the best knowledge of Designs, threatened against Designs relating to any of the transactions contemplated by this Agreement, any of the Store Assets (whether a Contract or another asset), the Store or any aspect of the business conducted at the Store. Nor is there any outstanding judgment, order, injunction, decree or award that binds Designs with respect to, or otherwise affects, any of the Store Assets (whether a Contract or another asset), the Store or any aspect of the business conducted at the Store.

     4.4 Compliance with Laws. Before the Closing, Designs was conducting the business of the Store in substantial compliance with all laws applicable to Designs including, for example, all laws relating to employees, safety, the environment, consumer protection and land use.

     4.5 Title and Condition. At the Closing, Designs is conveying to LOS good title in and to all the Store Assets free and clear of all Liens. Immediately after the Closing, LOS will have good title to all the Store Assets free and clear of all Liens. To the best knowledge of Designs: (i) there are no material defects in the premises covered by the Lease or the real estate on which those premises are located; (ii) the utilities and other systems that serve those premises and real estate are in normal working order and condition, ordinary wear and tear excepted and (iii) all the material fixtures, equipment, furniture and vehicles that are included among the Store Assets, as well as all the material fixtures, equipment, furniture and vehicles leased or otherwise used at the Store, are also in normal working order and condition, ordinary wear and tear excepted.

     4.6   Contracts.  All the Contracts are identified on
Schedule 2.1. They constitute all the Contracts relating to the Store or the business conducted at the Store. Designs has given LOS correct and complete copies of all the Contracts, including copies of all amendments to all the Contracts and all material written waivers of rights under all the Contracts. All the Contracts are legal, valid and binding obligations of Designs.
To the knowledge of Designs, all the Contracts are also legal, valid and binding obligations of the other parties to the Contracts. Neither Designs nor, to the knowledge of Designs, any other party to any Contract is in material default under any Contract. Neither Designs, nor to the knowledge of Designs, any other such party has repudiated or purported to repudiate any Contract. No party to any Contract is an Affiliate, director or officer of Designs.

     4.7 Financial Statements. Schedule 4.7 contains an income statement and a balance sheet for the Store for the periods and as of the dates indicated on Schedule 4.7. That income statement and balance sheet were prepared in accordance with generally accepted accounting principles except to the extent indicated on
Schedule 4.7.

     4.8 Employees. Designs is not a party to any collective bargaining agreement that covers any of the employees who presently work at, or at any time during the 12 months before the Closing worked at, the Store (in either case, "Covered Employees"). To Designs' best knowledge, no union or other labor organization is attempting or has attempted to organize any of the Covered Employees. Except as shown on Schedule 4.8, Designs neither maintains or contributes to, nor has maintained or contributed to, any "employee pension benefit plan" (including any "multiemployer plan") or any "employee welfare benefit plan" (in each such case within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or any rule or regulation adopted under that act) in which any Covered Employees participate or have participated.

     4.9 Brokers and Finders. Except for Financo, no broker, finder or other Person acting on behalf of Designs is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by this Agreement, it being understood that Designs shall pay the fee of Financo. LOS shall have no liability for that firm's fee.

                            ARTICLE 5
                            EMPLOYEES

          At the Closing, Designs shall make available to LOS, for hiring by LOS, all the employees identified on Schedule 5.

                            ARTICLE 6
                         INDEMNIFICATION

     6.1 By LOS. LOS shall indemnify Designs and Designs' Affiliates and hold them harmless from and against any and all Damages arising from: (a) any breach of any covenant, representation or warranty of LOS set forth in this Agreement;
(b) all obligations of Designs to the extent (but only to the extent) that LOS expressly assumed them under Section 2.6 or 2.7 of this Agreement and (c) all obligations and liabilities of LOS that arise from LOS' ownership or operation of the Store after the Closing other than because LOS assumed the accuracy of one or more of Designs' representations and warranties contained in this Agreement.

     6.2 By Designs. Designs shall indemnify LOS and LOS' Affiliates and hold them harmless from and against any and all Damages arising from (a) any breach of any covenant, representation or warranty of Designs set forth in this Agreement; (b) all obligations and liabilities of Designs that in any way relate to or are connected with the Store or its past or present operation, other than the obligations that LOS expressly assumed under Section 2.6 or 2.7 of this Agreement and (c) the failure to comply with bulk sales laws (if applicable) or any similar laws in connection with the transactions contemplated by this Agreement.

     6.3  Indemnification Rules.  Indemnification under this
Article 6 shall be governed by the rules set forth in
Schedule 6.3 to this Agreement.

     6.4 Deductible. Notwithstanding anything to the contrary in this Agreement or otherwise provided by law, neither Party shall be required to indemnify the other Party or the other Party's Affiliates unless the total amount required to be so indemnified exceeds $10,000 (for all matters combined), in which case the amount indemnified shall be the amount in excess of $10,000.

     6.5 Limitation. Notwithstanding anything to the contrary in this Agreement or otherwise provided by law, neither Party shall be required to indemnify the other Party or the other Party's Affiliates for any amount (for all matters combined) in excess of the Purchase Price.

     6.6 Survival. The covenants, representations and warranties set forth in this Agreement shall survive the Closing.

                            ARTICLE 7
                       DISPUTE RESOLUTION

     Any Controversy under this Agreement or respecting any of the subjects treated in this Agreement shall be resolved, if possible, by the good faith efforts of LOS and Designs including, if other efforts fail, a face-to-face meeting between a senior manager of LOS and a senior manager of Designs. If any Controversy is not settled by such efforts within 30 days after LOS or Designs requests such a meeting, either of them shall be entitled to cause the Controversy to be resolved by an arbitrator employed by JAMS/Endispute. If Designs initiates arbitration, the arbitration shall be conducted in whichever of Columbus, Ohio or San Francisco, California LOS chooses. If LOS initiates arbitration, the arbitration shall be conducted in Boston, Massachusetts. The arbitration shall be conducted in accordance with JAMS/Endispute's then-applicable Rules of Practice and Procedure for Arbitration. Pending the completion of any arbitration proceeding, obligations not in dispute shall continue to be performed. Except as provided below, such arbitration shall be the Parties' exclusive formal means of resolving any such Controversy. The decision of the arbitrator shall be final and binding on both Parties. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction. Notwithstanding the foregoing, to preserve rights or prevent or mitigate Damages and in aid of the arbitration process, LOS or Designs may apply to such a court for temporary or preliminary injunctive or other equitable relief pending the results of the arbitration. However, if the final decision of the arbitrator is inconsistent with any such relief so obtained, the arbitrator's final decision shall preempt that relief.

                            ARTICLE 8
                          MISCELLANEOUS

     8.1 Sales and Lease Transfer Taxes. Each Party shall pay one-half of any sales or lease transfer taxes payable in connection with the transactions contemplated by this Agreement.

     8.2 Further Assurances. After the Closing, each Party, at its own expense, shall sign and deliver all documents and take all other actions reasonably requested by the other Party in order to memorialize or better effectuate the sale of the Store Assets to LOS and LOS' assumption of the obligations required by
Section 2.6 of this Agreement.

     8.3 Successors and Assigns. The Parties shall not assign any of their rights or delegate any of their duties under this Agreement. Any purported assignment or delegation in violation of this Agreement shall be void.

     8.4 Amendments. All amendments to this Agreement must be in writing and be signed by both Parties.

     8.5 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given only if and when delivered by hand, by overnight delivery service or by telecopier, in all cases with receipt confirmed, to the appropriate addressees and the addresses or telecopier numbers set forth below, or to such other addressees, addresses or telecopier numbers as may be designated by notice given in accordance with this section:

          If to Designs:
          Designs, Inc.
          1244 Boylston Street
          Chestnut Hill, Massachusetts  02167
          Attention:  Chief Executive Officer
          Facsimile:  (617) 734-3406



               with a copy to:

               Designs, Inc.
               1244 Boylston Street
               Chestnut Hill, Massachusetts  02167
               Attention:  General Counsel
               Facsimile:  (617) 734-3406



          If to LOS:

          Levi's Only Stores, Inc.
          116 East Chestnut Street
          Columbus, Ohio  43215
          Attention:  President
          Facsimile:  (614) 228-5769



               with a copy to:

               Levi Strauss & Co.
               Levi's Plaza
               1155 Battery Street
               San Francisco, California  94111
               Attention:  General Counsel/LOS
               Facsimile:  (415) 544-7650



     8.6 Counterparts. This Agreement may be signed in one or more counterparts. Each counterpart shall be deemed an original of this Agreement.

     8.7 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the other Transaction Documents contain all the understandings between the Parties with respect to the subject matter of this Agreement. They supersede all prior and contemporaneous agreements and understandings among the Parties and their Affiliates relating to that subject matter.

     8.8 Severability. If any portion of this Agreement is determined to be invalid or unenforceable, it shall be modified rather than voided, if possible, in order to carry out the intent of this Agreement. In any event, the remainder of this Agreement shall be valid and enforceable to the fullest extent possible.

     8.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and is not for the benefit of any third party.

     8.10 Costs of Enforcement. If either Party to this Agreement seeks to enforce its rights under this Agreement by formal proceedings or otherwise, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party (who shall be the Party which obtains substantially the relief it sought, whether by settlement, compromise or judgment), including, without limitation, all reasonable attorneys' fees and costs.

     8.11 Expenses. Each Party shall pay its own expenses incurred in negotiating and drafting this Agreement and the other
Transaction Documents and in effecting the Closing.

     8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed within Delaware by Delaware residents.

                     *          *          *

The Parties have signed and delivered this Agreement as of the date that appears in its first paragraph.



                         LEVI'S ONLY STORES, INC.



                         By  /s/ Edward T. Murphy
                             Edward T. Murphy,
                             President



                         DESIGNS, INC.



                         By  /s/ Joel Reichman
                             Joel Reichman,
                             President


Schedules

2.1   Store Assets
2.2   Excluded Inventory
2.3   Calculation of Purchase Price
3     Exceptions to LOS' Representations
3.2   LOS Consents and Approvals
3.3   LOS Litigation and Claims
3.4   LOS Brokers and Finders
4     Exceptions to Designs' Representations
4.2   Designs' Consents, Permits and Approvals
4.7   Financial Statements
4.8   Employee Information
5     List of Employees
6.3   Indemnification Rules






                    ASSET PURCHASE AGREEMENT

                             between

                    LEVI'S ONLY STORES, INC.

                               and

                          DESIGNS, INC.

                         (Cambridgeside)



                           dated as of
                        January 28, 1995